Exhibit 10.1

AGREEMENT

AGREEMENT made as of this 20th day of July, 2010 by and among Yorkville Global Master SPV Ltd., a Cayman Islands exempt limited partnership, with a principal office located at 101 Hudson Street, Suite 3710, Jersey City, NJ 07302 (“Yorkville”), and Lotus Pharmaceuticals Inc., a corporation organized under the laws of  Nevada, with a principal office located at  16 Cheng Zhuang Road Feng Tai District Beijing 100071 Peoples Republic of China (“Lotus”).

R E C I T A L S

The parties hereby acknowledge the truth and accuracy of the following recitals:

WHEREAS, Yorkville and Lotus entered into a Standby Equity Distribution Agreement SEDA as of  March 3, 2010;

WHEREAS, the Parties desire to acknowledge and consent to, the termination of the SEDA in its entirety and to release each other from all obligations and liabilities with respect to the SEDA;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the sufficiency of which is hereby acknowledged, Yorkville and Lotus hereby agree as follows:

1.  The SEDA and any and all of the respective rights, benefits, and obligations of Yorkville and Lotus existing or arising under, pursuant to or in connection with the SEDA are hereby cancelled and rendered null and void in their entirety subject to and upon the terms and conditions set forth herein.

2.  By reason of this Agreement, the parties expressly acknowledge, agree, and stipulate as follows:

a.        No party owes any sums to any other party under, or pursuant to the SEDA or otherwise. No party has any claim or cause of action against the other arising out of, pursuant to, or in connection with, the SEDA through and as of the date hereof;

b.         Upon the cancellation and termination of the SEDA effected by the provisions hereof, no party shall have any remaining duties or obligations whatsoever to the other with respect to any matter or transaction regarding the SEDA

3.  Both Yorkville and Lotus  (each as “RELEASOR(S)” and “RELEASEE(S)” to each other) mutually agree to release and discharge each other and their affiliates, shareholders, directors, officers and employees from all action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, against the RELEASEE(S), which the RELEASOR(S) and/or the RELEASOR(S)'S successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever, to the day of the date of this Agreement.

4.  The parties expressly agree that this Agreement shall be governed by and shall be interpreted, construed, and enforced in accordance with the laws of the State of New  Jersey, without giving effect to provisions as to conflicts of laws and with the same force and effect as if this Agreement were fully executed and to be performed wholly within the State of New  Jersey.

5.  All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

6.  This Agreement constitutes the entire agreement of the parties hereto with respect to the matters herein contained and may not be altered, modified, or amended except in writing, executed, and delivered by or on behalf of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Yorkville Global Master SPV Ltd.
By: Yorkville Advisors, LLC
Its Investment Manager

By:	/s/ David Gonzalez
Name: David Gonzalez
Title: Manager

Lotus Pharmaceuticals, Inc.

By:	Liu Zhongyi
Name: Liu Zhongyi
Title: Chief Executive Officer